July 16, 2003

The Board of Trustees
Oppenheimer International Large-Cap Core Fund
498 Seventh Avenue
New York, New York 10018

To the Board of Trustees:

      OppenheimerFunds,  Inc. ("OFI") hereby offers to purchase 10,000 Class A shares of Oppenheimer  International Large-Cap Core Fund (the "Fund") at a net
asset  value  per  share of  $10.00  for each  such  class,  for an  aggregate purchase price of $100,000.

      In connection  with such purchase,  OFI represents that such purchase is made  for  investment  purposes  by  OFI  without  any  present  intention  of redeeming or selling such shares.

                                    Very truly yours,

                                    OppenheimerFunds, Inc.

                                    /s/ Robert G. Zack
                                    --------------------------------
                                    Robert G. Zack
                                    Senior Vice President and General Counsel